Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter 2008 Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the first quarter ending March 31, 2008. The results represented the 41st consecutive quarter that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $5.8 million for the quarter ending March 31, 2008. Earnings per share of common stock outstanding for the first quarter were $7.21, up 7.0% from the first quarter of the prior year. In addition, loans outstanding grew 5.0%, and total average assets were $1.5 billion, up 5.5% over the first quarter of 2007. Return on average assets for the quarter was 1.54%, and return on average equity was 15.88%. The Company’s loan quality has remained strong with non-performing assets as of March 31, 2008 totaling only 0.12% of loans.  In addition, the Company’s loan loss reserve was 1.71% of loans.

Steinwert stated, “We are pleased with our first quarter results, particularly given the challenges that are facing all banks.  As a result of our historically conservative lending and investment strategies we still remain relatively unaffected by the problems facing the residential housing markets in California.  Never-the-less, continued slowing in the California economy will affect the quality of the loan portfolios of all banks and limit growth opportunities for the industry.

It warrants repeating that Farmers & Merchants Bank never originated any sub-prime residential mortgages, nor does it hold any in its loan portfolio.  Additionally, the Company’s investment portfolio is well diversified across high quality agency, municipal and mortgage-backed securities, and contains only mortgage-backed securities issued by federal government-sponsored entities.  However, we do provide financing to homebuilders and related companies in the residential construction industry, although our exposure is modest compared with many of our peers.  As of March 31, 2008 we had no delinquencies in the residential construction portfolio, but a continued slowing in the California economy will place additional stress on these borrowers.  We are closely monitoring the situation in the home building industry, as well as our related borrowing relationships.  Importantly, at March 31st we had a strong loan loss reserve of $19.0 million, or 1.71% of loans, a level larger than many California banks.

Exhibit 99

We will continue to maintain the business focus that has served us well over the years, and particularly during the turbulent times of the past several quarters.  Management and the Board believe that this focus should allow us to operate successfully during this troubled period and leave us well positioned to take advantage of the opportunities that will exist in the future as the economy strengthens.”

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a full service community bank and proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.